Exhibit 25.3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

Check if an application to determine eligibility of a Trustee pursuant to Section 305 (b)(2)

CITIBANK, N.A.

(Exact name of trustee as specified in its charter)

A National Banking Association	13-5266470
(Jurisdiction of Incorporation or organization if not a U.S. national bank)	(I.R.S. Employer Identification No.)

399 Park Ave., New York, NY	10043
(Address of principal executive office)	(Zip Code)

MAREX GROUP LIMITED

(Exact name of obligor as specified in its charter)

Bermuda	TIN
(Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

ADDRESS	ZIP CODE
(Address of principal executive office)	(Zip Code)

Contingent Capital Securities

(Title of Indenture Securities)

Item 1. General Information.

Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
Comptroller of the Currency	Washington, D.C.

Federal Reserve Bank of New York	New York, NY
33 Liberty Street
New York, NY

Federal Deposit Insurance Corporation	Washington, D.C.

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2. Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Items 3. -15.	Not Applicable

Item 16.	List of Exhibits.

List below all exhibits filed as a part of this Statement of Eligibility.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as exhibits hereto.

Exhibit 1 - Copy of Articles of Association of the Trustee, as now in effect (attached).

Exhibit 2 - Copy of certificate of authority of the Trustee to commence business (Exhibit 2 to Form T-1 filed June 6, 2025 with Registrant Statement No. 333-287868).

Exhibit 3 - Copy of authorization of the Trustee to exercise corporate trust powers (Exhibit 3 to Form T-1 filed May 5, 2014 with Registrant Statement No. 333-195697).

Exhibit 4 - Copy of existing By-Laws of the Trustee (attached).

Exhibit 5 - Not applicable.

Exhibit 6 - The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939 (Exhibit 6 to Form T-1 with Registration Statement No. 33-19227).

Exhibit 7 - Copy of the latest Report of Condition of Citibank, N.A. (as of December 31, 2025 - attached).

Exhibit 8 - Not applicable.

Exhibit 9 - Not applicable.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Trustee, Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York, on the 6th day of July, 2026.

CITIBANK, N.A.

By	/s/ Eva Waite
Eva Waite
Senior Trust Officer

Exhibit 1

Articles of Association

As amended, effective August 1, 2025

CITIBANK, N.A.

Charter No. 1461

Articles of Association

AS AMENDED EFFECTIVE August 1, 2025

FIRST. The name and title of this Association shall be Citibank, N.A.; the Association in conjunction with its said legal name may also continue to use, as a trade name, its former name First National City Bank.

SECOND. The Head Office shall be in the City of Sioux Falls, State of South Dakota. The general business of this Association, and its operations of discount and deposit, shall be conducted at its Head Office and its legally established branches.

THIRD. Subject to the terms of any series of Preferred Stock, the Board of Directors shall consist of such number of individuals, not less than five nor more than twenty-five, as from time to time shall be determined by a majority of the votes to which the holders of Common Stock are at the time entitled.

FOURTH. The regular annual meeting of the shareholders for the election of directors and the transaction of whatever other business may be brought before said meeting shall be held at the Head Office, or such other place as the Board of Directors may designate, on the day of each year specified therefor in the By-Laws of the Association, but if no election shall be held on that day it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.

FIFTH. A. Designation.

The total number of shares of all classes of capital stock which the Association shall have the authority to issue is Forty One Million Five Hundred and One Thousand (41,501,000) shares of which (a) Forty One Million Five Hundred Thousand (41,500,000) shares shall be designated as shares of Common Stock, par value of Twenty Dollars ($20) per share (the “Common Stock”) and (b) One Thousand (1,000) shares shall be designated as shares of Preferred Stock, par value of one dollar ($1.00) per share (the “Preferred Stock”).

All of the shares of this Association’s Common Stock, which constitute all of the outstanding shares of this Association’s capital stock as of the effectiveness of these Articles, shall continue as shares of Common Stock of this Association following the filing hereof. Except as set forth in the terms of any series of Preferred Stock, no shares of any class or series of capital stock of this Association shall have any preemptive or special rights or privilege to acquire any shares of capital stock of the Association under any circumstances whatsoever.

The Board of Directors (and any authorized Committee thereof) is authorized, subject to any limitations prescribed by law and without the approval of the holders of Common Stock, to provide for the issuance of shares of Preferred Stock in one or more series, to be set forth in a certificate filed with the Office of the Comptroller of the Currency, as an exhibit to these Articles, (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Association entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Association for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Association (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles of Association (including any Preferred Stock Designation relating to any series of Preferred Stock).

The Association, at any time and from time to time, may authorize and issue debt obligations whether or not subordinated without the prior approval of shareholders.

SIXTH. The Board of Directors (a majority of whom shall be a quorum to do business) shall appoint one of its members to be Chairman of the Association, who shall perform such duties as may be designated by it. The Board of Directors shall have the power to appoint one of its members to be President of this Association, who shall perform such duties as may be designated by it. The Board of Directors shall have the power to appoint such other officers and employees as in its judgment may be required to transact the business of the Association.

The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a board of directors to do and perform.

The Board of Directors, without the approval of the shareholders, shall have the power to change the location of the Head Office and of any branch or branches of the Association subject to such limitations as from time to time may be provided by law.

SEVENTH. The Association shall have succession from the date of its organization certificate until such time as it may be dissolved by the affirmative vote of the holders of two-thirds of the voting power of the stock of the Association entitled to vote thereon (this vote being in addition to any vote required by the terms of any series of Preferred Stock), or until its franchise becomes forfeited by reason of violation of law, or until terminated by either a general or a special Act of Congress or until its affairs be placed in the hands of a receiver and finally wound up by him.

EIGHTH. The Board of Directors, or the holders of not less than ten per centum of the Common Stock of the Association, may call a special meeting of shareholders at any time: provided, however, that unless otherwise provided by law, not less than ten days prior to the date fixed for any such meeting, a notice of the time, place and purpose of the meeting shall be given by first-class mail, postage prepaid, to all shareholders of record at their respective addresses as shown upon the books of the Association.

NINTH. (1) Governing Law. For purposes of interpreting and applying this Article, the Association shall be treated as if it were a Delaware corporation and shall be governed by and subject to Section 145 of the General Corporation Law of the State of Delaware and the common law of Delaware related thereto.

(2) Indemnification and Advancement Rights.

(a) The Association shall indemnify, to the fullest extent permissible under the General Corporation Law of the State of Delaware (as it may be amended from time to time, but only to the extent that the amendment permits a Delaware corporation to provide broader indemnification rights than were permitted before the amendment), any person (and the heirs and personal representatives of such person) against any and all liabilities, losses, judgments, fines, amounts paid in settlement, ERISA excise taxes or penalties, and costs and expenses, including attorneys’ fees, actually and reasonably incurred by or imposed upon such person in connection with (or resulting from) any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a “proceeding”), in which such person is a party or is threatened to be made a party by reason of such person being or having been (i) a director of the Association or a Subsidiary, (ii) an officer of the Association or a Subsidiary, as defined and limited by subsection (b) of this Section, or (iii) a member of any board or committee related to any employee benefit plan of the Association or any Subsidiary, or any employee of the Association or any of Subsidiary who has administrative responsibility in respect of any such plan (each of foregoing persons referenced in this paragraph, an “indemnitee”), and in the case of a director of the Association or a Subsidiary or a Board-Appointed Officer (as defined below), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as a director or Board-Appointed Officer.

(b) For purposes of this Article:

(i) The “officers” of the Association mean the officers of the Association appointed by, or whose appointment has been ratified by, written resolution of the Board of Directors (each, a “Board-Appointed Officer”). In addition, if a Board-Appointed Officer executes a written delegation authorizing a Vice President, deputy officer or assistant officer to take an action within the Board-Appointed Officer’s area of responsibility, such Vice President, deputy officer or assistant officer shall have rights to indemnification and advancement under this Article, but only with respect to acts or omissions within the scope of such written delegation. No other persons shall be deemed officers of the Association for purposes of this Article.

(ii) The “officers” of any Subsidiary mean only the officers appointed by, or whose appointment has been ratified by, written resolution of the ultimate governing body of the Subsidiary.

(iii) A “Subsidiary” means any entity wholly-owned, directly or indirectly, by the Association.

(c) The Association shall advance expenses incurred in defending a proceeding to an indemnitee upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount, if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to indemnification by the Association.

(d) The limitations in this paragraph (d) shall apply notwithstanding any other provision of this Article. No indemnitee shall be entitled to indemnification pursuant to this Article unless such indemnitee has satisfied the applicable standards of conduct set forth in Section 145(a) or Section 145(b) of the General Corporation Law of the State of Delaware, except as required by Section 145(c)(1) of the General Corporation Law of the State of Delaware. In addition, no indemnitee shall be entitled to indemnification or advancement of expenses pursuant to this Article with respect to:

(i) any proceeding (or part thereof) initiated by the indemnitee, and any claim, counterclaim or affirmative defense asserted by the Association (or any of its Subsidiaries or other affiliates) in connection with a proceeding initiated by the indemnitee; provided that the limitations in this clause (i) shall not apply to a proceeding to enforce the rights to indemnification or advancement that are provided in this Article (after taking into account the exclusions in this paragraph (d));

(ii) the indemnitee’s breach or violation of his or her obligations under (A) any employment or incentive compensation agreement between the Association (or any of its Subsidiaries or other affiliates) and the indemnitee, (B) Citigroup’s Code of Conduct, (C) any policy, standard or procedure governed by Citigroup’s Policy Governance Policy or (D) any other similar or successor policy governing the conduct of current or former employees (as each of the foregoing contemplated by clauses (A) through (D) may be amended from time to time); provided that the limitations in this clause (ii) shall only apply to an indemnitee if the proceeding relates to such indemnitee’s conduct as a full-time employee or the post-employee obligations of a former full-time employee of the Association (or one or more of its Subsidiaries or other affiliates);

(iii) the recoupment, recovery or cancellation of any compensation paid or promised to such indemnitee by the Association (or any of its Subsidiaries or other affiliates), or to seek any other remedy at law or in equity in connection therewith, pursuant to any clawback or similar policy or provision that is adopted by the Association or any of its Subsidiaries or other affiliates and required by Rule 10D-1 under the U.S. Securities Exchange Act of 1934; provided that if such indemnitee has been successful (on the merits or otherwise) in the defense of such proceeding, the Association shall indemnify such indemnitee for the expenses (including attorneys’ fees) reasonably incurred in connection therewith;

(iv) an administrative, investigative or other action instituted by a bank regulatory agency with jurisdiction over the matter (whether such jurisdiction is within or outside the United States), if such proceeding or action results in a final order assessing a civil money penalty or requiring affirmative action by an individual or individuals in the form of payments to the Association or any of its Subsidiaries or other affiliates; and

(v) any investigation arising solely from internal processes conducted by or on behalf of the Association or any of its Subsidiaries or other affiliates and not from any external inquiry.

(e) If a claim for indemnification or advancement under this Article is not paid in full by the Association within 60 days after a written claim has been received by the Association, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, an indemnitee may at any time thereafter bring suit against the Association to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or if successful in a suit brought by the Association to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.

(f) Except with respect to indemnitees who are entitled to indemnification or advancement under this Article by reason of their service as a current or former director or Board-Appointed Officer of the Association, (i) the Association’s obligation, if any, to indemnify or advance expenses to indemnitees shall be as an indemnitor of last resort and (ii) such indemnification and advancement shall be reduced by any amount such person is entitled to collect as indemnification or advancement from any Subsidiary unless such Subsidiary then lacks sufficient funds to provide such indemnification or advancement because the Subsidiary is insolvent. In the event of any payment provided by the Association in lieu of any payment owed by a Subsidiary or an insurer, the Association shall be subrogated to the extent of such payment to all of the rights of recovery of an indemnitee, who shall execute all papers required and take all reasonable action necessary to secure such rights, including execution of such documents as are necessary to enable the Association to bring suit to enforce such rights.

(g) In (i) any suit brought by an indemnitee to enforce a right to indemnification under this Article (but not in a suit to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Association to recover an advancement of expenses, the Association shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. The following shall not be a defense in any suit brought by an indemnitee to recover an advancement of expenses and shall not create a presumption in any suit (whether or not brought by an indemnitee) that an indemnitee has not met the applicable standards of conduct required by the General Corporation Law of the State of Delaware to obtain indemnification: (x) the failure of the Association (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination that the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, and (y) an actual determination by the Association (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct. In any suit brought by an indemnitee to enforce a right to indemnification or to an advancement of expenses under this Article, or brought by the Association to recover an advancement of expenses, the Association shall bear the burden of proving that such indemnitee is not entitled to be indemnified or advanced expenses under this Article or otherwise.

(h) The indemnification and advancement of expenses provided by this Article shall in no way be deemed exclusive of any other rights to which any such indemnitee may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred upon indemnitees in this Article shall be contract rights and shall continue as to an indemnitee who has ceased to serve in his or her position as a director, officer, administrator or member (as contemplated by paragraph (a) of this Article), and such rights shall inure to the benefit of such indemnitee’s heirs, executors, administrators and other legal representatives. Any amendment, alteration or repeal of this Article that adversely affects any right of such an indemnitee or such indemnitee’s successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(i) The Association may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Association or any Subsidiary, or of any corporation a majority of the voting stock of which is owned by the Association, or is or was serving at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Association would have the power or would be required to indemnify such person against such liability under the provisions of this Article; provided, however, that the Association may not purchase or maintain insurance which would cover final orders assessing civil money penalties arising out of administrative actions or proceedings instituted by a bank regulatory agency with jurisdiction over the matter.

TENTH. Except as provided in these Articles of Association, and subject to the terms of any series of Preferred Stock, these Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the Common Stock, unless the vote of the holders of a greater amount of Common Stock is required by law, and in that case by the vote of the holders of such greater amount.

ELEVENTH. Any action which requires a vote of the shareholders, but that does not specifically require a meeting of this Association, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all outstanding shares entitled to vote thereon and shall be delivered to this Association by delivery to its registered office in the State of New York, its principal place of business, or an officer or agent of the Association having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the Association’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each shareholder who signs the consent.

STATE OF NEW YORK)

COUNTY OF NEW YORK)

The undersigned duly qualified Assistant Secretary of Citibank, N.A., a national banking association (“Citibank”), hereby certifies that (i) on August 1, 2025 holders of all of the voting shares of Citibank, by unanimous written consent, adopted the Articles of Association as amended effective August 1, 2025 of Citibank and (ii) the foregoing is a true and complete copy of the Articles of Association as amended August 1, 2025.

/s/ Paula F. Jones
Paula F. Jones
Assistant Secretary

Subscribed and sworn before me	August 4, 2025
(Date)

/s/ Jacqueline Wood
(Notary Public)

Exhibit 4

Citibank, N.A. By-Laws

As amended, effective August 1, 2025

CITIBANK, N.A.

BY-LAWS

AS AMENDED, EFFECTIVE AUGUST 1, 2025

INDEX TO BY-LAWS

OF CITIBANK, N.A.

Page i of ii

Page ii of ii

CITIBANK, N.A.

BY-LAWS

ARTICLE I

Meetings of Shareholders

Section 1. Annual Meeting. The regular annual meeting of the shareholders, for the election of Directors and the transaction of whatever other business may come before the meeting, shall be held at the Head Office of the Association, 5800 S. Corporate Place, Sioux Falls, South Dakota, County of Lincoln, or such other place as the Board of Directors may designate, on such date and at such time as may be fixed by resolution of the Board of Directors. Notice of such meeting may be waived in writing before, after, or at such meeting.

Section 2. Special Meetings. The Board of Directors, or the holders of not less than ten per centum of the Common Stock of the Association, may call a special meeting of shareholders at any time. Every such special meeting, unless otherwise provided by law, shall be called by mailing, postage prepaid, not less than ten days prior to the date fixed for such meeting, to each shareholder at their address appearing on the books of the Association, a notice stating the purpose of the meeting. Such notice may be waived in writing before, after, or at, such meeting.

Section 3. Inspector of Election. If the Board of Directors shall so determine, any election of Directors shall be managed by one or more inspectors of election, who shall be appointed by the Chair of the meeting, and who, before entering upon the discharge of their duties shall be duly sworn faithfully to execute the duties of inspector(s) of election with strict impartiality, and according to the best of their ability. The inspector(s) of election shall hold and conduct the election at which they are appointed to serve; and, after the election, they shall file with the Secretary a certificate under their hands, certifying the result thereof and the names of the Directors elected. The inspector(s) of election, at the request of the Chair of the meeting, shall act as tellers of any other vote by ballot taken at such meeting, and shall certify the result thereof.

Section 4. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

Section 5. Action without Meeting. Any action which requires a vote of the shareholders, but does not specifically require a meeting of this Association, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all outstanding shares entitled to vote thereon and shall be delivered to this Association by delivery to its registered office in the State of South Dakota, its principal place of business, or an officer or agent of the Association having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the Association’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each shareholder who signs the consent.

ARTICLE II

Directors

Section 1. Board of Directors. The Board of Directors shall have power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by said Board.

Section 2. Number and Term. The Board of Directors shall consist of such number, not less than five nor more than twenty-five, as from time to time shall be determined by a majority of the votes to which all shareholders are at the time entitled. The Directors of the Association shall hold office for one year and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Section 3. Organization Meeting. The Secretary, upon receiving the certificate of the inspector(s), of the result of any election, shall notify the Directors-elect of their election and of the time at which they are required to meet at the Head Office of the Association, or such other place as the Board of Directors may designate, for the purpose of organizing the new Board and electing and appointing officers of the Association for the succeeding year. Such meeting shall be appointed to be held on the day of the election or as soon thereafter as practicable. If, at the time fixed for such meeting, there shall not be a quorum present, the Directors present may adjourn the meeting, from time to time, until a quorum is obtained. Any business which may properly be transacted by the Board of Directors may be transacted at any organization meeting thereof.

Section 4. Regular Meetings. A regular meeting of the Board of Directors shall be held at least quarterly, unless the Board of Directors shall otherwise determine, at the Head Office of the Association, with notice to the Directors of the date and time of such meeting, or, may be held at such other time and place as the Board shall have ordered at any previous meeting.

Section 5. Special Meetings. A special meeting of the Board of Directors may be called at any time by the Chair, the Chief Executive Officer, or the President, or on the written request of any three members of the Board.

Section 6. Notice. Notice of any special meeting, specifying the time and place of such meeting, or of the time and place or the cancellation of any regular meeting of the Board of Directors may be given in writing, either by mailing the same to each Director, at their address appearing on the books of the Association on or before the second day preceding the meeting, or by e-mailing (or otherwise electronically communicating) the same to each Director at their e-mail address (or other electronic point of contact) appearing on the books of the Association, or delivering the same to each Director personally, or leaving the same at their place of business, or at their residence, or by telephone on or before the day preceding the meeting. Notice need not be given to any Director if waived by each Director in writing. Attendance of a Director at any meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except when the

Director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because such meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors or any committee thereof need be specified in any written waiver of notice.

Section 7. Quorum and Manner of Acting. At every meeting of the Board of Directors, a majority shall constitute a quorum, and, except as otherwise required by law, the vote of a majority of the Directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the Directors present may adjourn any meeting from time to time until a quorum is present. No notice of any adjourned meeting need be given other than by announcement at the meeting that is being adjourned. Members of the Board of Directors may participate in meetings through use of conference telephone or similar communications equipment, so long as all members participating in such meetings can hear and understand one another.

Section 8. Action without Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of the Directors.

Section 9. Vacancies. When any vacancy occurs among the Directors, including a vacancy resulting from an increase in the number of Directors, the vacancy may be filled by the shareholders or by a majority vote of the remaining members of the Board. Appointments to fill such vacancy may occur at any regular meeting, or at a special meeting called for that purpose.

Section 10. Directors’ Fees. The Board of Directors shall have authority to determine from time to time, the amount of compensation which shall be paid to any of its members, provided however that no such compensation be paid to any Director who is a salaried officer or employee of the Association or any of its subsidiaries. Directors shall receive transportation and other expenses of attendance.

ARTICLE III

Committees of the Board

Section 1. Executive Committee: Powers. The Board of Directors may appoint an Executive Committee of the Board of Directors which shall be constituted as provided in Section 2 of this Article. The Executive Committee shall have and may exercise, when the Board is not in session, all the powers of the Board that may lawfully be delegated. The Executive Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board of Directors at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board. All acts done and powers conferred by the Executive Committee from time to time shall be deemed to be, and may be certified as being, done or conferred under authority of the Board.

Section 2. Executive Committee: Membership, Meetings, and Quorum. The Executive Committee shall hold a regular meeting without notice at the time and place appointed for each regular meeting of the Board of Directors at which a quorum of the Board shall not be in attendance at said time and place, unless such regular meeting of the Board is cancelled as provided in Article II, Section 6. The Directors present at such time and place, if there be not less than three, shall constitute the Executive Committee for such regular meeting, and the vote of a majority of the Committee as so constituted shall suffice for the transaction of business. A special meeting of the Executive Committee may be called at any time by the Chair, the Chief Executive Officer or the President. Notice of any such special meeting shall be given to each Director in the manner provided in Article II, Section 6, for the giving of notice, or the waiver thereof, of a special meeting of the Board of Directors and shall be sufficient even though such notice refers only to a meeting of the Board of Directors. The Directors who shall attend at the time and place fixed in such notice, if there be not less than three, shall constitute the Executive Committee for such special meeting, and the vote of a majority of the Committee as so constituted shall suffice for the transaction of business. Executive Committee meetings may be held through use of conference telephone or similar communications equipment, so long as all members participating in such meetings can hear and understand one another.

Section 3. Other Committees. The Board of Directors may appoint, from time to time, from its own members, committees of one or more persons, for such purposes and with such powers as the Board may determine. Members of such committees may participate in meetings of those committees through use of conference telephone or similar communications equipment, so long as all members participating in such meetings can hear and understand one another. Each such committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board of Directors, and any action taken by the Board with respect thereto shall be entered into the minutes of the Board. Committees composed of non-members of the Board may also be appointed to consult with the members regularly or from time to time under such rules as the Board may determine but in no event may such committees have the power of final decision in matters concerning the business of the Association.

ARTICLE IV

Officers and Agents

Section 1. Chair. The Board of Directors shall appoint one of its members to be Chair of the Association. The Chair shall have general executive powers as well as the specific powers conferred by these By-laws. The Chair shall preside at meetings of the shareholders and at meetings of the Board of Directors and the Executive Committee.

Section 2. Chief Executive Officer. The Board of Directors may appoint a Chief Executive Officer of the Association. The Chief Executive Officer shall have general executive powers as well as the specific powers conferred by these By-laws. The Chief Executive Officer shall also have such powers and duties as may from time to time be assigned by the Board of Directors. In addition, the Board of Directors may delegate to the Chief Executive Officer the authority to appoint Senior Vice Presidents, excluding Functionally Designated Officers, if a Senior Vice President’s appointment occurs outside of the Annual Organizational Meeting and provided that the Board ratifies each interim appointment of Senior Vice Presidents during its Annual Organizational Meeting. In the absence of the Chair, the Chief Executive Officer shall exercise their respective powers and duties and shall preside at meetings of the shareholders, the Board of Directors, and the Executive Committee. The Board of Directors shall appoint the Chief Executive Officer to be a member of the Board of Directors.

Section 3. President. The Board of Directors may appoint a President of the Association. The President shall have general executive powers as well as the specific powers conferred by these By-laws. In the absence of the Chief Executive Officer, the President shall exercise the powers and duties of the Chief Executive Officer of the Association, including the powers and duties related to meetings of the Board of Directors and the Executive Committee.

Section 4. Vice Chairs. The Board of Directors may appoint one or more Vice Chairs of the Association. In the absence of the Chair, the Chief Executive Officer and the President, and, in the order of their appointment to the office, the Vice Chairs shall exercise the powers and duties of the Chief Executive Officer related to meetings of the Board of Directors and the Executive Committee and the powers and duties of the Chair related to meetings of the shareholders. Each Vice Chair shall have general executive powers as well as the specific powers conferred by these By-laws. Each of them shall also have such powers and duties as may from time to time be assigned by the Board of Directors, the Chair, the Chief Executive Officer or the President.

Section 5. Executive Vice Presidents. The Board of Directors may appoint one or more Executive Vice Presidents of the Association, each of whom shall have supervision of such major group or other administrative unit of the Association, or such other primary responsibilities, as may from time to time be established and defined by the Board of Directors, the Chair, the Chief Executive Officer, the President, or any Vice Chair. Each Executive Vice President shall have general executive powers as well as the specific powers conferred by these By-laws. Each Executive Vice President shall also have such further powers and duties as may from time to time be assigned by the Board of Directors, the Chair, the Chief Executive Officer, the President, or any Vice Chair.

Section 6. Senior Vice Presidents. The Board of Directors may appoint one or more Senior Vice Presidents of the Association. Each Senior Vice President shall have general executive powers as well as the specific powers conferred by these By-laws. They shall also have such further powers and duties as may from time to time be assigned by the Board of Directors, the Chair, the Chief Executive Officer, the President, or any Vice Chair.

Section 7. Secretary. The Board of Directors shall appoint a Secretary who shall keep accurate minutes of meetings of the shareholders, the Board of Directors, and the Executive Committee of the Board. The Secretary shall attend to the giving of all notices required by these By-laws to be given. The Secretary shall be custodian of the corporate seal, records, documents, and papers of the Association. The Secretary shall have and may exercise any and all other powers and duties pertaining by law or regulation to the office of Secretary, or imposed by these By-laws. The Secretary shall also have such further powers and duties as may from time to time be assigned by the Board of Directors, the Chair, the Chief Executive Officer, the President, or any Vice Chair. The Secretary may appoint one or more Assistant Secretaries with such powers and duties as the Board of Directors, the Chair, the Chief Executive Officer, the President, any Vice Chair, or the Secretary shall, from time to time, determine.

Section 8. Treasurer. The Treasurer shall have the powers attendant to the office of Treasurer. The Treasurer shall also have such further powers and duties as may from time to time be assigned by the Board of Directors, the Chair, the Chief Executive Officer, the President, or any Vice Chair.

Section 9. Chief Auditor. The Board of Directors shall appoint a Chief Auditor who shall be the chief auditing officer of the Association. The Chief Auditor shall continuously examine the affairs of the Association, and shall report to the Board of Directors. The Chief Auditor shall have and may exercise the powers and duties as from time to time may be conferred upon, or assigned by the Board of Directors. Subject to the authority granted to the Chief Auditor by the Board of Directors, the Chief Auditor may also appoint, dismiss, and fix the salaries of one or more Vice Presidents, Assistant Vice Presidents, Managers, and Assistant Managers, and such other officers in the Chief Auditor’s Division as, from time to time, appear to be required or desirable.

Section 10. Vice Presidents. The Board of Directors may appoint one or more Vice Presidents of the Association. Each Vice President appointed by the Board of Directors shall have specific powers conferred by these By-laws and such further powers, duties and areas of supervision as may from time to time be assigned by the Board of Directors, the Chair, the Chief Executive Officer, the President, or any Vice Chair. In addition, the Board of Directors may delegate to officers of the rank of Executive Vice President or Senior Vice President or higher the authority to appoint, dismiss and fix salaries to be paid Vice Presidents within the respective officers’ areas of supervision. The Vice Presidents so appointed shall have such powers and duties as may, from time to time, be conferred upon or assigned to them by (i) the Board of Directors, the Chair, the Chief Executive Officer, the President or any Vice Chair, or (ii) the appointing officer to the extent such powers and duties so conferred or assigned are within such appointing officer’s area of supervision.

Section 11. Other Officers. The Board of Directors may establish senior officer positions equivalent to and having duties and powers the same as those officers mentioned in the preceding Sections of this Article IV. The Board of Directors may also appoint one or more Assistant Vice Presidents, Managers, Assistant Managers, and such other officers as, from time to time, may appear to the Board of Directors to be required or desirable to transact the business of the Association. In addition, the Board of Directors may delegate to officers of the rank of Executive Vice President or Senior Vice President or higher the authority to appoint, dismiss, and to fix the salaries to be paid to any such officers other than officers in the Chief Auditor’s Division, within the respective officer’s area of supervision. The officers so appointed shall have such powers and duties as may, from time to time, be conferred upon or assigned to them by (i) the Board of Directors, the Chair, the Chief Executive Officer, the President or any Vice Chair, or (ii) the appointing officer to the extent such powers and duties so conferred or assigned are within such appointing officer’s area of supervision.

Section 12. Attorneys-in-Fact. The Board of Directors may appoint one or more attorneys-in-fact as, from time to time, may appear to the Board of Directors to be required or desirable to transact the business of the Association. Subject to the authority of the Board of Directors, the Chair, the Chief Executive Officer, the President, any Vice Chair, any Executive Vice President or any Senior Vice President may appoint, dismiss and fix the compensation to be paid to such attorneys-in-fact (including third-party attorneys-in-fact who are not employed by the Association or by any affiliated corporate entity). In the case of any Vice President designated as Citigroup Country Officer (“CCO”), said CCO may appoint, dismiss and fix the compensation to be paid to such attorneys-in-fact in accordance with, and limited to, the powers granted to them pursuant to their respective CCO Powers of attorney. The attorneys-in-fact appointed pursuant to this Section 12 shall exercise such powers and perform such duties as may, from time to time, be conferred upon them by Power of Attorney.

Section 13. Tenure of Office. All officers appointed by the Board of Directors, or under its authority, shall hold office at the pleasure of the Board.

ARTICLE V

Domestic Branches

Section 1. Establishment. The Association shall have the power to establish, to discontinue, or, from time to time to change the location of, any domestic branch, subject to such limitations as from time to time may be provided by law, and pursuant to its policies and procedures, and pursuant to such other requirements as the Board may direct.

Section 2. Management. Subject to the general supervision and control of the Board of Directors, the Chair, the Chief Executive Officer, the President, any Vice Chair, any Executive Vice President, and any Senior Vice President, the affairs of the domestic branches shall be under the immediate supervision and control of such officer as the Board, the Chair, the Chief Executive Officer, or the President may designate and subject to such rules and regulations as such officer shall promulgate from time to time; and such officer is authorized to assign to any domestic branch such officers, agents, and employees as the assigning officer may deem necessary to conduct the business thereof, and to reassign them as such officer may find proper and to discontinue, or, from time to time to change the location of, any domestic branch, subject to such limitations as from time to time may be provided by law.

ARTICLE VI

Foreign Branches

Section 1. Establishment. The Association shall have the power to establish, to discontinue, or, from time to time, to change the location of, any branch or representative office in a foreign country (or jurisdiction) or in a dependency of the United States of America, subject to such limitations as from time to time may be provided by law, and pursuant to its policies and procedures, and pursuant to such other requirements as the Board may direct.

The approval of the Board of Directors shall be required for the establishment of a branch, representative office, or subsidiary that creates a direct or indirect Association presence in a foreign country (or jurisdiction) or in a dependency of the United States of the America where the Association does not maintain any branch, representative office, or subsidiary at the time of such establishment. The approval of the Board of Directors shall also be required for the conversion of a branch or representative office into a subsidiary.

Section 2. Management. Subject to the general supervision and control of the Board of Directors, the Chair, the Chief Executive Officer, the President, any Vice Chair, any Executive Vice President, and any Senior Vice President, the affairs of the foreign branches shall be under the immediate supervision and control of such officer as the Board, the Chair, the Chief Executive Officer, or the President may designate and subject to such rules and regulations as such officer shall promulgate from time to time; and such officer is authorized to assign to any foreign branch such officers, agents, and employees as the assigning officer may deem necessary to conduct the business thereof, and to reassign them as such officer may find proper and to discontinue, or, from time to time to change the location of, any foreign branch, subject to such limitations as from time to time may be provided by law.

Section 3. Custody of Funds. The funds of each branch shall be kept in the custody of the officer, manager, or other agent-in-charge thereof, or in such depositories as such person may select, subject to the approval of such officer as may have supervision over the foreign branches of the Association.

Section 4. Books, Reports, and Fiscal Periods. At each branch, the officer, manager or other agent-in-charge thereof shall keep or cause to be kept, full and regular books of account, which shall at all times be open to inspection by the Association, through its proper officers or accountants or by the proper officers of the Government of the United States of America. All the transactions of the Association at the several branches shall be reported promptly to the Association by the officer, manager or other agent-in-charge thereof. Such officer as may have supervision over the foreign branches of the Association, may from time to time specify with respect to each branch the fiscal periods for ascertainment or remittance of profits and, generally, for its accounting purposes.

ARTICLE VII

Fiduciary Powers

Section 1. Assignment of Fiduciary Powers. All fiduciary powers of the Association shall be exercised, subject to such regulations as the Office of the Comptroller of the Currency shall from time to time establish, by one or more Directors, officers, employees or committees as the Board of Directors shall from time to time determine.

Section 2. Authentication and Signature of Instruments. All authentications or certificates by the Association, as Trustee under any mortgage, deed of trust or other instrument securing bonds, debentures, notes, or other obligations of any corporation, and all certificates as Registrar or Transfer Agent and all certificates of deposit for stocks and bonds, and interim certificates and trust certificates, may be signed or countersigned in behalf of the Association by the Chair, the Chief Executive Officer, the President, any Vice Chair, any Executive Vice President, any Senior Vice President, the Secretary, any Vice President, or anyone holding a position equivalent to the foregoing pursuant to provisions of these By-laws, any Assistant Vice President, any Manager, any Senior Trust Officer, any Assistant Manager, any Trust Officer, or any officer with rank equivalent to any of the foregoing as may be designated by the Secretary, or by any other person appointed for that purpose by the Board of Directors or pursuant to these By-laws. Any such signature or countersignature may be executed and delivered as a physical wet-ink signature or via facsimile or digital scan of the same, or by such other means and method as allowable under applicable governing law.

ARTICLE VIII

Stock and Stock Certificates

Section 1. Transfers. Shares of stock shall be transferable on the books of the Association, and transfer books shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to their shares, succeed to all the rights and liabilities of the prior holder of such shares. The Board of Directors may, in its discretion, appoint responsible banks or trust companies in such city or cities as the Board may deem advisable, from time to time, to act as transfer agents or co-transfer agents and registrars or co-registrars of the stock of the Association.

Section 2. Stock Certificates. Certificates of stock shall bear the signature of either the Chair, the Chief Executive Officer, President, Chief Financial Officer or Treasurer (which may be engraved, printed or impressed) and shall either (a) bear the engraved, printed or impressed signature of the Secretary, be countersigned manually by a duly authorized transfer agent or co-transfer agent of the stock of the Association and be registered by a duly appointed registrar or co-registrar of the stock of the Association, or (b) be signed manually by the Secretary or by any Assistant Secretary or officer designated as an Authorized Officer of the Association and countersigned by any other Assistant Secretary or officer designated as an Authorized Officer, and, in either case the seal of the Association shall be engraved, printed or impressed thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association by the holder thereof or their attorney, upon surrender of the certificate properly endorsed.

Section 3. Record Date and Closing Transfer Books. The Board of Directors may prescribe a period of not more than thirty days during which no transfer of shares of stock on the books of the Association may be made or in lieu thereof may fix a record date and hour, for the purpose of determining the shareholders entitled to any dividend or distribution, or to notice respecting any meeting of the shareholders or any matter as to which the consent or dissent of shareholders may effectively be expressed without a meeting, and to vote or otherwise act at such meeting or concerning such matter. Any record date thus fixed shall not be prior to the date of declaration of such dividend or distribution or giving notice to the shareholders respecting such meeting or matter, nor shall it be more than thirty days prior to the date fixed for such meeting or expression of such consent or dissent.

ARTICLE IX

Corporate Seal

The Secretary or any Assistant Secretary, or other officer thereunto designated by the Secretary, shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same. Such seal, effective as of January 1, 2016, shall be substantially in the following form:

ARTICLE X

Miscellaneous Provisions

Section 1. Fiscal Year. The fiscal year of the Association shall be the calendar year.

Section 2. Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents, may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Association by the Chair, the Chief Executive Officer, the President, any Vice Chair, or any Executive Vice President, or any Senior Vice President, or the Secretary, or the Chief Auditor, or any Vice President, or anyone holding a position equivalent to the foregoing pursuant to provisions of these By-laws, or, if in connection with the exercise of any of the fiduciary powers of the Association, by any of said officers or by any Senior Trust Officer. Any such instruments may also be executed, acknowledged, verified, delivered or accepted in behalf of the Association in such other manner and by such other officers as the Board of Directors may from time to time direct. The provisions of this Section 2 are supplementary to any other provisions of these By-laws.

Section 3. Records. The Articles of Association, the By-laws and the proceedings of all meetings of the shareholders, the Board of Directors, the Executive Committee, and other standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary or other officer appointed to act as Secretary of the meeting.

Section 4. Banking Hours. The Head Office of the Association and its branch offices shall be open for business on such days and during such hours as the Association shall establish from time to time consistent with applicable law.

Section 5. Corporate Governance Procedures. To the extent not inconsistent with applicable federal banking statutes, the Association has elected to follow the corporate governance procedures contained in the Delaware General Corporation Law.

ARTICLE XI

By-laws

Section 1. Inspection. A copy of the By-laws, with all amendments thereto, shall at all times be kept in a convenient place at the Head Office of the Association, and shall be open for inspection to all shareholders, during banking hours.

Section 2. Amendments. These By-laws may be amended, altered or repealed, at any meeting of the Board of Directors, by a vote of a majority of the whole number of the Directors.

Exhibit 7

CONSOLIDATED BALANCE SHEET

Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2025	2024
Assets
Cash and due from banks (including segregated cash and other deposits)	$23,717	$22,782
Deposits with banks, net of allowance	325,862	253,750
Securities borrowed and purchased under agreements to resell (including $206,110 and $140,855 as of December 31, 2025 and 2024, respectively, at fair value), net of allowance	356,195	274,062
Brokerage receivables, net of allowance	62,679	50,841
Trading account assets (including $228,816 and $193,291 pledged to creditors as of December 31, 2025 and 2024, respectively)	537,139	442,747
Investments:
Available-for-sale debt securities (including $4,931 and $5,389 pledged to creditors as of December 31, 2025 and 2024, respectively)	246,720	226,876
Held-to-maturity debt securities, net of allowance (fair value of which is $179,520 and $224,410 as of December 31, 2025 and 2024, respectively) (includes $70 and $0 pledged to creditors as of December 31, 2025 and 2024, respectively)	189,831	242,382
Equity securities (including $921 and $578 as of December 31, 2025 and 2024, respectively, at fair value)	7,678	7,399

Total investments	$444,229	$476,657
Loans:
Consumer (including $51 and $281 as of December 31, 2025 and 2024, respectively, at fair value)	408,533	393,102
Corporate (including $6,804 and $7,759 as of December 31, 2025 and 2024, respectively, at fair value)	343,697	301,386

Loans, net of unearned income	$752,230	$694,488
Allowance for credit losses on loans (ACLL)	(19,247)	(18,574)

Total loans, net	$732,983	$675,914
Goodwill	19,098	19,300
Intangible assets (including MSRs of $759 and $760 as of December 31, 2025 and 2024, respectively)	4,284	4,494
Premises and equipment, net of depreciation and amortization	33,339	30,192
Other assets (including $15,840 and $13,703 as of December 31, 2025 and 2024, respectively, at fair value), net of allowance	117,677	102,206

Total assets	$2,657,202	$2,352,945

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET

Citigroup Inc. and Subsidiaries

(Continued)

	December 31,
In millions of dollars, except shares and par value per share amounts	2025	2024
Liabilities
Deposits (including $4,222 and $3,608 as of December 31, 2025 and 2024, respectively, at fair value)	$1,403,573	$1,284,458
Securities loaned and sold under agreements to repurchase (including $199,422 and $49,154 as of December 31, 2025 and 2024, respectively, at fair value)	348,098	254,755
Brokerage payables (including $5,492 and $5,207 as of December 31, 2025 and 2024, respectively, at fair value)	74,836	66,601
Trading account liabilities	162,798	133,846
Short-term borrowings (including $21,567 and $12,484 as of December 31, 2025 and 2024, respectively, at fair value)	51,878	48,505
Long-term debt (including $130,726 and $112,719 as of December 31, 2025 and 2024, respectively, at fair value)	315,827	287,300
Other liabilities, plus allowances	86,370	68,114

Total liabilities	$2,443,380	$2,143,579

Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares; as of December 31, 2025—802,000 and as of December 31, 2024—714,000, at aggregate liquidation value	$20,050	$17,850
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: as of December 31, 2025—3,099,752,593 and as of December 31, 2024—3,099,719,006	31	31
Additional paid-in capital	108,452	109,117
Retained earnings	215,128	206,294
Treasury stock, at cost: December 31, 2025—1,352,205,592 shares and December 31, 2024—1,222,647,540 shares	(89,473)	(76,842)
Accumulated other comprehensive income (loss) (AOCI)	(41,897)	(47,852)

Total Citigroup stockholders’ equity	$212,291	$208,598
Noncontrolling interests	1,531	768

Total equity	$213,822	$209,366

Total liabilities and equity	$2,657,202	$2,352,945

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.